                                                                    Exhibit 99.1

[LOGO]                                              NEWS RELEASE

UNIFIRST CORPORATION
978-658-8888
Contact: John Bartlett
         Senior Vice President



                 UNIFIRST CORPORATION APPOINTS ERNST & YOUNG LLP
                             AS INDEPENDENT AUDITOR


WILMINGTON, MASS, JUNE 26, 2002 - UniFirst Corporation (NYSE: UNF) announced that its Board of Directors has appointed Ernst & Young LLP as its independent auditor for the year ending August 31, 2002.

The appointment of Ernst & Young was made after careful consideration by the Board of Directors and its Audit Committee. Ernst & Young LLP replaces Arthur Andersen LLP as the Company's independent auditors. The decision to change auditors was not the result of any disagreement between the Company and Arthur Andersen on any matter of accounting principles or practice, financial statement disclosure, or auditing scope or procedure. Arthur Andersen has provided excellent service with a high degree of professionalism, and UniFirst has valued its relationship with Arthur Andersen for over 30 years.

UniFirst will release its financial results for its third quarter and first nine months of fiscal 2002, originally scheduled for July 2, 2002, on July 11, 2002. A webcast will be held at 4:00 p.m. on July 11, 2002.

A simultaneous live webcast of the call will be available over the Internet at http://www.streetevents.com. Replays of the webcast will be available until August 1, 2002. To access the webcast re-play, please visit http://www.unifirst.com.


UniFirst Corporation is one of the largest providers of workplace uniforms and protective clothing in North America. The Company employs over 7,500 team partners who serve more than 150,000 customer locations in 45 states, Canada and Europe from 150 manufacturing, distribution and customer service facilities.